Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S‑3 of Cardiovascular Systems, Inc. of our report dated August 23, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cardiovascular Systems, Inc.'s Annual Report on Form 10‑K for the year ended June 30, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 6, 2018